Exhibit 10.13
SALARY AND TERMINATION ARRANGEMENTS FOR EXECUTIVE OFFICERS
The following persons were appointed on May 2, 2007 by the Board of Directors to serve as executive officers of the Company. Their respective salaries, shown below, are paid under unwritten arrangements subject to modification from time to time at the sole discretion of the Compensation Committee. All three officers participate in the Company’s Business Unit Bonus Plan. Their respective target bonuses for fiscal 2007 and fiscal 2008 under that Plan are shown below.

		Target Bonus	Target Bonus
	Salary	FY07	FY08
Katherine A. Binns President, U.S. Industry Research Groups	$210,000	$65,000	$65,000
Richard W. Millard President, U.S. Industry Research Groups	$200,000	$40,000	$65,000
Michelle F. O’Neill President, U.S. Industry Research Groups	$235,000	$60,000	$65,000
On May 2, 2007 the Compensation Committee of the Board of Directors approved payment of an aggregate of $270,000 to Arthur E. Coles after his retirement from the Company in connection with his agreement to provide consulting services and not to compete with the Company.